Exhibit 99

KNIGHT TRANSPORTATION
ANNOUNCES QUARTERLY CASH DIVIDEND,
ADDITIONAL MEMBERS OF SENIOR MANAGEMENT TEAM
 AND BOARD OF DIRECTORS

PHOENIX, ARIZONA -- May 21, 2012 - Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.06 per share of common stock.  This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.

The company’s dividend is payable to shareholders of record on June 1, 2012 and is expected to be paid on June 29, 2012.

In additional news, the company also announced the appointment, effective immediately, of the following individuals to its senior management team and Board of Directors:

Mr. Adam Miller has been appointed Chief Financial Officer.  Mr. Miller brings substantial breadth and depth of experience in our business to his expanded role as CFO. Mr. Miller was Controller of Knight Refrigerated, LLC during its most rapid growth phase, including the acquisitions of Edwards Brothers and Roads West. He gained additional operating insight as financial officer for our Northeast U.S. region.  For the past fifteen (15) months, Mr. Miller has served as Senior Vice President of Accounting and Finance, Secretary and Treasurer, and has overseen all of our financial reporting, accounting, and treasury functions.  With growth opportunities accelerating across many of our business units, we believe this is an opportune time for Mr. Miller to officially assume the CFO role and title and permit Mr. Dave Jackson to concentrate on our growth initiatives.

Mr. Richard C. Kraemer has been elected as Director to Knight Transportation’s Board of Directors. Mr. Kraemer is President of Chartwell Capital Inc., a private investment company.  From 1975 to March 1996, Mr. Kraemer served as an officer of UDC Homes.  He became a Director and President in 1985 and Chief Executive Officer in 1994.  Mr. Kraemer served on the Board of Directors of America West Airlines beginning in 1992, joining the Board of Directors of US Airways after the merger with America West Airlines in 2005. He is Chairman of US Airways Corporate Governance Committee and serves on the Compensation Committee and Audit Committee.

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America. In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contact:  Dave Jackson, President, at (602) 269-2000

Return to Form 8-K